UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  April 8, 2016

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)
Minnesota	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code   (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Employment Agreements with Thomas Stoelk and Erik Romslo

On April 8, 2016, Northern Oil and Gas, Inc. (the "Company") entered into new employment agreements with Thomas Stoelk, its Chief Financial Officer, and Erik Romslo, its Executive Vice President, General Counsel and Secretary.  The Company's prior employment agreements with Mr. Stoelk and Mr. Romslo had expired pursuant to their terms in the fourth quarter of 2015.

Both new agreements provide for an initial term that commences on April 8, 2016 and ends on April 8, 2020, subject to earlier termination upon notice or certain other conditions, and with the potential for additional one year renewal terms.  The new agreements will subject both executives to any "clawback" or similar policy hereafter adopted by the Company's Board of Directors to comply with applicable law.

Neither Mr. Stoelk nor Mr. Romslo previously received an increase to his 2016 base salary compared to 2015.  However, under the new agreements, Mr. Stoelk's annualized base salary is increasing from $495,000 to $515,000 and Mr. Romslo's is increasing from $314,600 to $325,000.   Each executive will also continue to be eligible for the annual cash and equity incentive programs administered by the Compensation Committee, generally consistent with the Company's current practices.  In addition, under the new agreements, on April 8, 2016: (i) Mr. Romslo received an award of 80,000 shares of restricted stock, which are subject to time-based vesting in four equal annual installments from 2017 through 2020, (ii) Mr. Stoelk received an award of 341,530 shares of restricted stock, which are subject to time-based vesting in four equal annual installments from 2017 through 2020, and (iii) Mr. Stoelk received an additional award of 341,530 shares of restricted stock, which are subject to performance-based vesting in four equal annual installments from 2017 through 2020.  The number of shares that vest each year under Mr. Stoelk's performance-based award will be dependent upon the Company's relative total shareholder return ("TSR") compared to a group of peers selected annually by the Compensation Committee, with zero percent of that year's tranche vesting for relative TSR performance below the 50th percentile, 100 percent vesting for relative TSR performance from the 50th percentile up to the 75th percentile, and 150 percent vesting for relative TSR performance at or above the 75th percentile.

Under the new agreements, upon any change in control of the Company that occurs during the term, each executive's employment agreement will automatically terminate, all outstanding unvested equity awards held by him will automatically vest, and the executive will be entitled to receive a cash payment equal to the sum of (i) two times his base salary, (ii) a pro rata portion of his "target" cash bonus for such year, (iii) his annualized vehicle allowance, and (iv) twelve months of COBRA premiums to continue his existing group health and dental coverage.  Each executive's cash payment upon a change in control will be subject to clawback by the Company if, within the 90-day period following the change in control, either (x) the executive terminates his employment with the Company or its successor for any reason other than death or disability, or (y) the Company or its successor terminates the executive's employment due to his failure to provide reasonable transition services for such 90-day period.  Each executive will be entitled to the same benefits described in the first sentence of this paragraph if his employment is terminated by the Company without "cause" or by him for "good reason" (in each case, as defined in his new agreement), except that the cash payment will be calculated based on one times base salary (instead of two times).

Copies of the new agreements are attached hereto as Exhibits 10.1 and 10.2, and incorporated herein by reference.  The description of the new agreements contained herein is qualified in its entirety by reference to the full text of the new agreements.

Item 9.01.                          Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement, dated April 8, 2016, between Northern Oil and Gas, Inc. and Thomas Stoelk.
10.2	Amended and Restated Employment Agreement, dated April 8, 2016, between Northern Oil and Gas, Inc. and Erik Romslo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2016	NORTHERN OIL AND GAS, INC. By /s/ Erik J. Romslo Erik J. Romslo Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement, dated April 8, 2016, between Northern Oil and Gas, Inc. and Thomas Stoelk.
10.2	Amended and Restated Employment Agreement, dated April 8, 2016, between Northern Oil and Gas, Inc. and Erik Romslo.